EXHIBIT 10.8

AMENDMENT NO. 1
EMPLOYMENT AGREEMENT

This Amendment No. 1 to Employment Agreement (this “Amendment”), effective as of the 2nd day of November, 2005, is entered into by and between DSL.net, Inc., a Delaware corporation (the “Company”) and Kirby G. Pickle (the “Employee”).

WHEREAS, the Company and the Employee have entered into that certain Employment Agreement dated as of the 15th day of April, 2004 (the “Agreement;” capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Agreement); and

WHEREAS, the Employee’s employment under the Agreement is being terminated as of the date hereof; and

WHEREAS, in connection with the termination of the Employee’s employment with the Company, the Company and the Employee desire to amend the Agreement to delay for a period of six months and one day from the date hereof the first payment of any and all nonqualified deferred compensation to which the Employee is otherwise entitled under the Agreement in connection with the termination of the Employee’s employment with the Company.

NOW, THEREFORE, in consideration of the transactions contemplated hereby and the respective covenants and agreements of the parties herein contained, the parties hereto, intending to be legally bound hereby, agree as follows:

1.  Amendment.

(a)  Notwithstanding any other provision in the Agreement to the contrary, the Company shall not distribute and/or pay to the Employee and the Employee shall not receive and/or take distribution from the Company for a period of six months and one day following the date of the Employee’s termination of employment with the Company (the “First Distribution Date”) any amounts that constitute “nonqualified deferred compensation,”within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder and/or pursuant thereto, to which the Employee is otherwise entitled under the Agreement; provided, however, that on the Company’s first regular payroll payment date following the First Distribution Date, the Company shall distribute and deliver to the Employee all nonqualified deferred compensation to which the Employee shall have been otherwise entitled pursuant to the terms of the Agreement for all periods from the date of termination of the Employee’s employment with the Company through and including the First Distribution Date, and, thereafter, the Company shall distribute and deliver to the Employee any additional nonqualified deferred compensation to which the Employee is entitled under the Agreement in accordance with the schedule and terms set forth in the Agreement.

(b)  For purposes of clarification of Section 7(c) of the Agreement, the parties hereto acknowledge and agree that (i) the Company shall meet its obligations under Section 7(c) of the Agreement with respect to COBRA by reimbursing the Employee for the actual, documented, out-of-pocket costs incurred by the Employee under COBRA for his payment of the applicable monthly COBRA premium for the continuation of medical, dental and/or vision coverage under the Company’s prevailing health plans and COBRA, to the extent the Employee elects to establish COBRA coverage, within 30 days following receipt by the Company of substantiating proof of the Employee’s payment of the applicable monthly COBRA premium, and (ii) the Employee’s COBRA effective date shall be December 1, 2005, should the Employee elect to establish COBRA coverage, in recognition of the fact that the Company has prepaid for the Employee’s medical coverage under Company plans through November 30, 2005 (it being understood and agreed to that the Company shall be permitted to withhold against amounts due to the Employee as per normal, ordinary course benefits and payroll practices to cover the Employee’s portion of the medical benefits coverage for which the Company has prepaid for and through the period ending November 30, 2005).

2.  Effect of Amendment. The Agreement is hereby amended solely as set forth in Section 1 of this Amendment and all references hereafter to the Agreement shall be deemed references to the Agreement as amended by this Amendment. Other than as specifically modified, altered or amended pursuant to Section 1 above, no provision of the Agreement shall be deemed to have been modified, altered or amended pursuant to this Amendment. This Amendment shall survive the termination of the Employee’s employment with the Company, and the termination of the Agreement, as set forth in Section 14(k) of the Agreement.

3.  Miscellaneous.

(a) Governing Law; Disputes. The validity, interpretation, construction and performance of this Amendment shall be governed by the laws of the State of Connecticut without regard to its conflicts of law principles. The Company shall not be deemed in violation or breach of this Amendment as a result of any action or inaction on the part of the Company which was authorized or directed by the Employee.

(b) Notices. All notices and other communications provided for hereunder shall be in writing and shall be delivered to each party hereto by personal delivery, by priority overnight delivery sent via a nationally recognized courier (charges for the account of sender), by facsimile transmission or by registered or certified U.S. mail, return receipt requested, addressed as follows:

if to the Company, to:

DSL.net, Inc.
545 Long Wharf Drive, 5th Floor
New Haven, CT 06511
Attn: Chief Executive Officer
Facsimile: 203-624-4231
Telephone: 203-772-1000

with a copy to the Company’s General Counsel, at the above address, and,

if to the Employee, to:

Kirby G. Pickle
at his last residence address on file with the Company

with a copy to:

Shaw Pittman LLP
1650 Tysons Boulevard
McLean, Virginia 22102
Attention: Lawrence T. Yanowitch, Esq.
Facsimile:  703-770-7901
Telephone:  703-770-7900

or to such other address as either party may specify by notice to the other party given as aforesaid. Such notices shall be deemed to be effective five (5) business days after the same shall have been deposited, postage prepaid, in the U.S. mail, upon personal delivery, if the same shall have been delivered by hand, one (1) business day after deposit with such overnight courier, if sent via priority overnight delivery, or upon receipt of electronic facsimile confirmation, as the case may be. As used herein, a “business day” shall mean any weekday other than a federal U.S. holiday.

(c) Headings. All headings contained in this Amendment are for reference purposes only and shall not in any way effect the meaning or interpretation of any provision or provisions of this Amendment or the Agreement.

(d) Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first set forth above.

DSL.NET, INC.:

By:	/s/ Walter Keisch
Name: Walter Keisch
Title: Chief Financial Officer & Treasurer

EMPLOYEE:

By:	/s/ Kirby G. Pickle
Name: Kirby G. Pickle